MICROTECH MEDICAL SYSTEMS, INC.

                          Secretarial Certificate


     I, J. Royce Renfrow, do hereby certify that I am the duly elected Corporate Secretary and the keeper of the record of MICROTECH MEDICAL SYSTEMS, INC., a corporation organized and existing under the laws of the State of Colorado, and that the following is a true and correct copy of certain resolutions duly adopted at a meeting of the Board of Directors thereof, convened and held in accordance with the By-Laws of said Corporation on the 16th day of October, 1996, and that such resolutions are now in full force and effect:

     "RESOLVED,  that the corporate  officers are hereby  authorized to issue to
Glacier Valley Holding Corporation six million two twenty-five thousand (6,225,000) shares of common stock in the Corporation, restricted pursuant to Rule 144 pursuant to Agreement of September 30, 1996, in partial consideration of the Corporation s purchase of a portion of the Community at Bear Creek Subdivision.

     IN WITNESS WHEREOF, I have affixed my name as Corporate Secretary and have caused the corporate seal of said Corporation to be hereunto affixed, this _______ day of October, 1996.


                              _____________________________________
                              Corporate Secretary


Sworn to and subscribed before me, this _____________ day of October, 1996.


                              _____________________________________
                              Notary Public
                              _____________________________________
                              My Commission Expires

NOTE:  Original of the Amendment is attached here.